EXHIBIT 99.1

Jon Harris
BALLY TOTAL FITNESS
Vice President, Communications
(773) 864-6850
jharris@ballyfitness.com

Carreen Winters
MWW GROUP
(201) 507-9500
cwinters@mww.com

FOR IMMEDIATE RELEASE

Bally Total Fitness To Seek Waivers From Noteholders For Previously
Announced Delay In Filing Financial Statements

Similar reporting requirement eliminated for recently completed $275 million financing transaction

CHICAGO (BUSINESS WIRE) – November 1, 2004 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it intends to seek waivers of defaults from holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 under the indentures governing the notes. These defaults result from the Company’s previously announced failure to timely file its financial statements for the quarter ended June 30, 2004 with the Securities and Exchange Commission (“SEC”) and deliver such financial statements to the trustee under the indentures.

Although the filing and delivery delay constitutes a default under the indentures, it does not result in an event of default or acceleration without the delivery to Bally of a default notice from the trustee or holders of at least 25% in the aggregate principal amount of either series of notes and the expiration of a 30-day cure period thereafter. If the defaults were not cured or waived by the expiration of such 30-day period, an event of default would occur, and the trustee or holders of at least 25% of the principal amount of either the senior notes or the senior subordinated notes would have the right to accelerate their respective series of notes at 100% of par value.

On October 29, 2004, the trustee advised the Company it would begin notifying noteholders of the defaults in accordance with the indentures. In addition, the trustee has informed Bally it will not send default notices to the Company if Bally commences consent solicitations by November 15, 2004, and has either cured the defaults or obtained the necessary waivers from the holders of a majority of each series of notes by December 15, 2004.

Bally previously announced that it had completed a new $175 million secured term loan, the proceeds of which were used to refinance its $100 million accounts receivable securitization and to provide approximately $75 million of additional liquidity.

As a result of this financing, Bally has no significant repayment obligations on any debt until the maturity of the senior subordinated notes in 2007, and as of November 1, 2004, had no outstanding advances under the $100 million revolving credit portion of the facility, except for $8.7 million in letters of credit.

The lenders under this newly combined $275 million secured credit facility have foregone any requirement for receipt from the Company of financial statements filed with the SEC. However, the credit agreement provides for a cross-default 10 days after delivery to Bally of a default notice under either of the indentures. As a result, the delivery of a default notice under either indenture to Bally could ultimately result in acceleration of the Company’s obligations under the credit facility and the indentures.

Notwithstanding Bally’s intention to seek waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, China, Korea and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of Bally’s review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; Bally’s ability to secure consents under its debt instruments; Bally’s ability to file financial statements within the applicable grace periods under its indentures; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission.